Exhibit 10.12

EMPLOYMENT AGREEMENT BETWEEN

ALIGNMENT HEALTHCARE USA, LLC AND

RICHARD CROSS MARCH 26, 2021

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into effective as of March 26, 2021 (the “Effective Date”), by and between Alignment Healthcare USA, LLC, a California corporation (the “Employer”), and Richard Cross (the “Employee”).

WHEREAS, the Employer desires to continue to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.
Definitions. Generally, defined terms used in this Agreement are defined in the first instance in which they appear herein. In addition, the following terms and phrases have the following meanings:

“Affiliate” means, when used with reference to a specified Person, (a) any Person who directly or indirectly controls, is controlled by or is under common control with the specified Person, (b) any Person who is an officer, director, partner, member, manager or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, director, partner, member or manager or trustee or serves in a similar capacity, (c) any Person who, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person, or of which the specified Person, directly or indirectly, is the owner of 10% or more of any class of equity securities and (d) any member of such specified Person’s immediate family.

“Board” means the board of directors of Alignment Healthcare, Inc. or any other Person the Board has appointed or delegated authority.

“Cause” means the Employee’s:

(i)
failure to devote substantially all of Employee’s working time to the business of the Employer and its Affiliates (other than such failure resulting from incapacity due to physical or mental illness);

(ii)
willful disregard of Employee’s duties, or Employee’s intentional failure to act where the taking of such action would be in the ordinary course of the Employee’s duties hereunder (other than such failure resulting from incapacity due to physical or mental illness), provided that the Employee is first given 30 days prior written notice of such conduct in order for the Employee to cure such alleged conduct during such period of time;

(iii)
willful violation or breach of the provisions, representations or covenants of Sections 10, 11, 15 or 16(a);

(iv)
gross negligence or willful misconduct in the performance of Employee’s duties hereunder;

(v)
commission of any act of fraud, theft or embezzlement, or any felony or criminal act involving moral turpitude; or

(vi)
unlawful use (including being under the influence) of alcohol or drugs or possession of illegal drugs while on the premises of the Employer or any of its Affiliates or while performing duties and responsibilities to the Employer and its Affiliates.

“Confidential Information” means all proprietary and other information relating to the business and operations of the Employer and its Affiliates, which has not been specifically designated for release to the public by an authorized representative of the Employer or one of its Affiliates, including, but not limited to the following: (i) information, observations, procedures and data concerning the business or affairs of the Employer or any of its Affiliates; (ii) products or services; (iii) costs and pricing structures;

(iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) business goals, plans, techniques and strategies; (xiii) other copyrightable works; (xiv) all production methods, processes, technology and trade secrets; and (xv) all similar and related information in whatever form. Confidential Information also includes any information that the Employer or any of its Affiliates have received, or may receive hereafter, belonging to customers or other third parties with any understanding, express or implied, that the information would not be disclosed. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Employee proposes to disclose or use such information (through no wrongful act of the Employee). Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Disability” means the Employee’s inability, due to physical or mental illness or disability, to perform the essential functions of Employee’s employment with the Employer, even with reasonable accommodation that does not impose an undue hardship on the Employer, for more than 60 consecutive days, or for any 90 days within any one year period, unless a longer period is required by federal or state law, in which case such longer period will be applicable. The Employer reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by the Employee and/or Employee’s medical personnel, as well as information from medical personnel selected by the Employer or its insurers.

“Employer” has the meaning set forth in the preamble; provided that, for purposes of Sections 8 through 15, “Employer” includes Alignment Healthcare, Inc. and all of its Subsidiaries and Affiliates. All references in this Agreement to Alignment

Healthcare, Inc. shall refer to Alignment Healthcare Holdings, LLC prior to its conversion into Alignment Healthcare, Inc. unless the context indicates otherwise.

“Good Reason” means:

(i)
a material reduction during any 24 consecutive month period in Base Salary (as that term is defined in Section 4(a)) or in the Employee’s annual total cash compensation opportunity (i.e., Base Salary and Target Bonus Percentage (as that term is defined in Section 4(b)), but excluding any reduction applicable to management employees generally;

(ii)
a material breach by the Employer of this Agreement; or

(iii)
a change by Employer to the Employee’s principal work location to a location more than 50 miles from the Employee’s prior work location and more than 50 miles from the Employee’s principal residence as of the date of such change in work location.

Notwithstanding the foregoing provisions of this definition, Good Reason shall not exist

(A) if the Employee has in Employee’s sole discretion agreed in writing that such event shall not be Good Reason or (B) unless, (I) within 60 days of the occurrence of the events claimed to be Good Reason the Employee notifies the Employer in writing of the reasons why Employee believes that Good Reason exists, (II) the Employer has failed to correct the circumstance that would otherwise be Good Reason within 60 days of receipt of such notice, and (III) the Employee terminates Employee’s employment within 60 days following such 30-day period (the date of such resignation, the “Early Resignation Date”).

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Person), owns, directly or indirectly, 50% or more of the stock or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Termination Date” means the effective date of the termination of the Employee’s employment hereunder, which (i) in the case of termination due to resignation by the Employee without Good Reason, shall mean the date that is 90 days following the date of the Employee’s written notice to the Employer of Employee’s resignation, or in the case of resignation by the Employee with Good Reason, shall mean the Early Resignation Date, provided, however, that in each case the Employer may accelerate the Termination Date; (ii) in the case of termination by reason of the Employee’s death, shall mean the date of death; (iii) in the case of termination by reason of Disability, shall mean the date specified in the notice of such termination delivered to the Employee by the Employer; (iv) in the case of a termination by the Employer for Cause or without Cause, shall mean the date specified in the written notice of such termination delivered to the Employee by the Employer; (iv) in the case of termination by mutual agreement, shall mean the date mutually agreed to by the parties hereto, (v) in the case of termination due to either party’s delivery to the other party of a Notice of Nonrenewal pursuant to Section 2, shall mean the next scheduled Renewal Date to which the Notice of Nonrenewal relates.

2.
Employment. The Employer shall employ the Employee, and the Employee accepts employment with the Employer, upon the terms and conditions set forth in this Agreement. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and end on the first annual anniversary of the Effective Date; provided, however, that on the first annual anniversary of the date hereof and each annual anniversary thereafter (each, a “Renewal Date”), the term of this Agreement shall be extended by one additional year (each, an “Extension Term,” and collectively with the Initial Term, the “Employment Period”) unless either party gives written notice to the other within 90 days in advance of the next scheduled Renewal Date that it does not wish to extend the Employment Period (such notice, a “Notice of Nonrenewal”); and provided, further, that the Employment Period may be sooner terminated as provided herein.

3.
Position and Duties. During the Employment Period, the Employee shall serve as Senior Vice President, General Counsel of the Employer and as Senior Vice President, General Counsel of Alignment Healthcare, Inc., reporting to the Chief Legal and Risk Management Officer of Employer, and shall have the usual and customary duties, responsibilities and authority of such position, and, if elected or appointed thereto, shall serve as an officer and/or member of the board or any Subsidiary or Affiliate of the Employer as reasonably requested by the Employer and its Affiliates, in each case, without additional compensation hereunder. The Employee hereby accepts such employment and positions and agrees to diligently and conscientiously devote Employee’s full and exclusive business time, attention, and best efforts in discharging and fulfilling Employee’s duties and responsibilities hereunder. The Employee shall comply with the Employer’s policies and procedures and the direction and instruction of the Board and the Employee shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

4.
Compensation.

(a)
Salary. During the Employment Period, the Employer shall pay the Employee base salary at the rate of $350,000 per annum (as may be increased from time to time at the discretion of the Employer, the “Base Salary”), less applicable deductions and withholdings.

(b)
Performance Bonus. In addition to the Base Salary, during the Employment Period, the Employee shall be eligible to receive a cash bonus (the “Bonus”) with respect to each calendar year as of the last day of which the Employee is employed by the Employer. The amount of the Bonus, if any, payable in respect of any calendar year will be determined based on the achievement of performance goals established for the Employee by the Board or compensation committee of the Board (the “Compensation Committee”) within the first 90 days of such year (or with respect to the first calendar year hereunder, within the first 30 days of the commencement of the Employment Period) (the “Performance Targets”). The target Bonus (the “Target Bonus Percentage”) and the maximum Bonus (the “Maximum Bonus Percentage”) in respect of each calendar year will equal 50% and 100%, respectively, of the Base Salary payable to the Employee for such year or such other metrics as may be set by the Compensation Committee. Performance Targets may be based on quantitative performance objectives for the Employer or one or more of its Affiliates or Subsidiaries or business units or divisions thereof, and/or may be based on individual quantitative or qualitative performance objectives or any combination of the foregoing. The calculation of the achievement of Performance Targets for each year shall be determined by the Board or Compensation Committee thereof in its good faith discretion. For the avoidance of doubt, the Bonus in respect of calendar year 2021 shall be prorated such that the Bonus for the period of (i) January 1, 2021 through March 25, 2021 shall be based on a Base Salary equal to $325,000 per annum and a Target Bonus Percentage and Maximum Bonus Percentage equal to 25% and 50%, respectively, and (ii) March 26, 2021 through December 31, 2021 shall be based on a Base Salary equal to

$350,000 per annum and a Target Bonus Percentage and Maximum Bonus Percentage equal to 50% and 100%, respectively. The Bonus, if any, payable with respect to a calendar year shall be paid within 30 days following the rendering of the Employer’s audited financial statements for the relevant calendar year, but not later than June 1st of the year immediately following such relevant calendar year, provided that (except as set forth in Section 6) the Employee remains employed with the Employer or one of its Affiliates through the applicable payment date.

(c)
Employee Benefits. During the Employment Period, retirement, health and welfare benefits shall be subject to the Employer’s policies and practices and the terms of the applicable benefit plans and arrangements as in effect from time to time. The Employee shall accrue paid-time off at the rate of five (5) weeks per twelve (12) months of employment.

(d)
Reimbursements. The Employer shall reimburse the Employee for all reasonable and necessary business-related expenses incurred by Employee in the course of performing Employee’s duties under this Agreement which are consistent the Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Employer’s requirements with respect to reporting and documentation of such expenses.

(e)
Deductions and Withholding. The Employer shall deduct from any payments to be made by it to or on behalf of the Employee under this Agreement any amounts required to be withheld in respect of any federal, state or local income or other taxes.

(f)
Annual Review of Base Salary and Bonus Percentages. The Board (or the Compensation Committee) shall undertake a review of rate of Base Salary and the Target Bonus Percentage and Maximum Bonus Percentage (the “Bonus Percentages”) not

less frequently than annually during the Employment Period and may increase, but not decrease, the rate of Base Salary and the Bonus Percentages from those then in effect.

5.
Termination of Employment. The Employee’s employment under this Agreement shall be terminated upon the earliest to occur of the following events:

(a)
Termination for Cause. The Employer may in its sole discretion terminate this Agreement and the Employee’s employment hereunder for Cause at any time and with or without advance notice to the Employee.

(b)
Termination without Cause. The Employer may terminate this Agreement and the Employee’s employment hereunder without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given).

(c)
Mutual Agreement. This Agreement and the Employee’s employment hereunder may be terminated by the mutual written agreement of the Employer and the Employee.

(d)
Termination by Death or Disability. This Agreement and the Employee’s employment hereunder shall automatically terminate upon the Employee’s death or Disability.

(e)
Resignation. The Employee may terminate this Agreement and Employee’s employment hereunder without Good Reason upon 90 days advance written notice to the Employer. In addition, the Employee may terminate this Agreement and Employee’s employment hereunder with Good Reason as of the Early Resignation Date.

(f)
Nonrenewal. If either party delivers to the other a Notice of Nonrenewal, this Agreement and the Employee’s employment hereunder shall automatically terminate as of the next scheduled Renewal Date to which the Notice of Nonrenewal relates.

6.
Compensation upon Termination.

(a)
General. In the event of the Employee’s termination of employment for any reason, the Employee or Employee’s estate or beneficiaries shall have the right to receive the following:

(i)
the unpaid portion of the Base Salary and paid time off accrued and payable through the Termination Date;

(ii)
reimbursement for any expenses for which the Employee shall not have been previously reimbursed, as provided in Section 4(d); and

(iii)
continuation of health insurance coverage rights, if any, as required under applicable law.

(b)
Termination for Cause; Resignation without Good Reason; Mutual Agreement; Nonrenewal by the Employee; Death or Disability.

(i)
In the event of the Employee’s termination of employment by reason of (A) a termination by the Employer for Cause, (B) resignation by the Employee without Good Reason or (C) mutual agreement, the Employer shall have no current or further obligations (including Base Salary) to the Employee under this Agreement other than as set forth in Section 6(a).

(ii)
In the event of the Employee’s termination of employment by reason of (A) the Employee’s death, (B) the Employee’s Disability or (C) delivery by the Employee of a Notice of Nonrenewal, the Employer shall have no current or further obligations (including Base Salary) to the Employee under this Agreement other than as set forth in Section 6(a) and payment of any Bonus for any calendar year preceding the calendar year in which termination occurs which has not yet been paid, payable at the time bonuses for such calendar year are otherwise payable to senior executives of the Employer (“Prior Year Bonus”).

(c)
Termination without Cause, Resignation with Good Reason or Nonrenewal by the Employer. In the event of the Employee’s termination of employment hereunder by reason of (i) a termination by the Employer without Cause, (ii) resignation by the Employee with Good Reason or (iii) delivery by the Employer of a Notice of Nonrenewal, the Employer shall pay or provide to the Employee the payments and benefits set forth in Section 6(a) and payment of any Prior Year Bonus. In addition, subject to the Employee’s execution and non-revocation of a customary general waiver and release of claims in such form as provided by the Employer (a “Release”) in accordance with Section 6(d) and the Employee’s continued full performance of obligations under Sections 10 and 11, and in lieu of any severance benefits that may be payable to the Employee under a separate severance agreement or an executive severance plan as a result of such termination, the Employer shall pay or provide to the Employee the following (the “Severance Benefits”):

(i)
severance pay in an aggregate amount equal to one (1.0) times the sum of (1) Base Salary plus (2) the Target Bonus Percentage, paid in substantially equal installments over the 12-month period following the Termination Date in accordance with the Employer’s normal payroll practices;

(ii)
a pro rata amount of the Bonus, if any, which would have been payable to the Employee for the calendar year in which the Termination Date occurs, determined after the end of the calendar year in which such Termination Date occurs and equal to the amount which would have been payable to the Employee if Employee’s employment had not been terminated during such calendar year multiplied by the fraction, the numerator of which is the number of whole months the Employee was employed by the Employer during such calendar year and the denominator of which is 12; it being understood that any pro rata bonus payable under this clause (ii) shall be paid in a lump sum at the time bonuses for such calendar year are otherwise payable to senior executives of the Employer; and

(iii)
if the Employee elects COBRA benefits, the Employer shall pay or reimburse the Employee’s share of the premium for such COBRA benefits until the earlier of (A) expiration of the 12-month period following the Termination Date; or (B) the date that the Employee is eligible to receive health benefits through new employment; it being understood that (x) the Employee is required to notify the Employer immediately if Employee begins new employment during such period and to repay promptly any excess benefits contributions made by the Employer; and (y) after the Employer’s payment or reimbursement obligation ends, the Employee may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits.

(d)
Release Condition. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of the termination of the Employee’s employment are subject to the Employee’s execution and delivery of a Release, (i) no such payments shall be made prior to the first normal payroll date of the Employer occurring on or after the Release Effective Date, (ii) the Employer shall deliver the Release to the Employee within ten business days following the Termination Date, (iii) if the Employee fails to execute the Release on or prior to the Release Expiration Date (as defined below) or the Employee timely revokes Employee’s acceptance of the Release within the seven day period following the Release Expiration Date, the Employee shall not be entitled to the Severance Benefits otherwise conditioned on the Release, and (iv) if the Employee executes the Release on or prior to the Release Expiration Date and does not timely revoke Employee’s acceptance of the Release within the seven day period following the Release Expiration Date, any Severance Benefits that would otherwise have been paid to the Employee prior to the first normal payroll date of the Employer occurring on or after the Release Effective Date but for clause (i) above shall be paid on the first normal payroll date of the Employer occurring on or after the Release Effective Date. For purposes of this Section 6(d), “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Employer timely delivers the Release to the Employee, or, in the event that termination of the Employee’s employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date, and “Release Effective Date” shall mean the eighth day following the Release Expiration Date, provided that the Employee executes the Release on or prior to the Release Expiration Date and does not timely revoke Employee’s acceptance of the Release within the seven day period following the Release Expiration Date.

(e)
Exclusive Remedy. The rights of the Employee set forth in this Section 6 are intended to be the Employee’s exclusive remedy for termination and any severance benefits related thereto and, to the greatest extent permitted by applicable law, the Employee waives all other remedies.

7.
Insurance. The Employer or one of its Affiliates may, for its own benefit, maintain “key man” life and disability insurance policies covering the Employee. The Employee will cooperate with the Employer or its Affiliates and provide such information or other assistance as they may reasonably request in connection with obtaining and maintaining such policies.

8.
The Employee’s Termination Obligations. The Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Employee in the course of or incident to Employee’s employment hereunder belongs to the Employer and shall be promptly returned to the Employer upon termination of the Employee’s employment or, at any event, at the Employer’s request. The term “personal property” includes, without limitation, all office equipment, laptop computers, cell phones, books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary and non-proprietary information relating to the business of the Employer. Following termination of Employee’s employment hereunder, the Employee will not retain any written or other tangible material containing any proprietary or non- proprietary information of the Employer.

9.
Acknowledgment of Protectable Interests. The Employee acknowledges and agrees that Employee’s employment with the Employer involves building and maintaining business relationships and good will on behalf of the Employer with customers, patients, physicians and other professional contractors, employees and staff, and various providers and users of health care services; that Employee is entrusted with proprietary, strategic and other confidential information which is of special value to the Employer; and that the foregoing matters are significant interests that the Employer is entitled to protect.

10.
Confidential Information. All Confidential Information that comes or has come into the Employee’s possession by reason of Employee’s employment hereunder is the property of the Employer and shall not be used except in the course of employment by the Employer and for the Employer’s exclusive benefit. Further, the Employee shall not, during Employee’s employment or thereafter, disclose or acknowledge the content of any Confidential Information to any person who is not an employee of the Employer authorized to possess such Confidential Information. Upon termination of employment, the Employee shall deliver to the Employer all documents, writings, electronic storage devices, and other tangible things containing any Confidential Information and the Employee shall not make or retain copies, excerpts, or notes of such information.

11.
Restrictive Covenants.

(a)
During the Employment Period, the Employee shall not, directly or indirectly, without written approval by the Board, accept or perform any work, consulting, or other services for any other business entity or for remuneration of any kind. Without limiting the foregoing, during the Employment Period, the Employee shall not, directly or indirectly, without written approval by the Board, engage in activities or businesses (including, without limitation, owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) that are principally or primarily involved in holding, managing or acquiring investments in the healthcare industry or other similar business in which the Employer is engaged (or so engage with, for or on behalf of any customer of the Employer), provided, however, that neither (i) the passive ownership by the Employee of not more than 2.0% of the outstanding equity securities of a publicly traded company nor (ii) the Employee’s ownership of the securities or interests described on Schedule 1 shall constitute a violation of this Section 11(a). If the Employee acquires knowledge of a business venture which may be a business venture or prospective business venture (“Corporate Opportunity”) in which the Employer could have an interest or expectancy, or otherwise is exploiting any Corporate Opportunity, the Employee shall promptly bring such opportunity to the Employer. The Employee shall not have the right to hold any such Corporate Opportunity for Employee’s own account or benefit (or for the account or benefit of Employee’s agents’, partners’ or Affiliates’), or to recommend, assign or otherwise transfer or deal in such Corporate Opportunity with Persons other than the Employer.

(b)
During the Employment Period and for a period of one year thereafter, the Employee shall not, directly or indirectly, solicit, induce or encourage any employee of the Employer to terminate Employee’s employment with the Employer or hire or attempt to hire any employee of the Employer.

(c)
During the Employment Period and for a period of one year thereafter, the Employee shall not, directly or indirectly, use the Employer’s Confidential Information to induce, attempt to induce or knowingly encourage any Customer (as defined below) of the Employer to divert any business or income from the Employer, or to stop or alter the manner in which it is then doing business with the Employer. The term “Customer” with respect to the Employer shall mean any individual or business firm that is, or within the prior 24 months was, a customer or client of the Employer, or whose business was actively solicited by the Employer at any time, regardless of whether such customer or client was generated, in whole or in part, by the Employee’s efforts.

(d)
During the Employment Period and thereafter, the Employee shall not make any disparaging statement concerning the Employer or its Affiliates, or their respective predecessors and successors, or any of the current or former directors, employees, officers, managers, shareholders, partners, members, agents or representatives of any of the foregoing (the “Protected Persons”) to the extent such statement could be reasonably likely to damage the reputation and/or financial position of any of the Protected Persons. Notwithstanding the foregoing, nothing herein shall or shall be deemed to prevent or impair the Employee from (i) testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested, (ii) making competitive-type statements that are normal and customary for the industry in the context of product or service comparisons and the like, or (iii) making good faith statements in the good faith performance of the Employee’s duties for the Employer or its Affiliates.

(e)
The Employee acknowledges that the provisions of Sections 10 and 11 are reasonable and necessary to protect the continuing interests of the Employer, and any violation of Sections 10 and 11 will result in irreparable injury to the Employer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not reasonably or adequately compensate the Employer for such violation. Accordingly, the Employee agrees that if the Employee violates any of the provision of Sections 10 and 11, in addition to any other remedy that may be available at law or in equity, the Employer shall be entitled to specific performance and injunctive relief, without the necessity of proving actual damages or posting of a bond or other security.

12.
Damages For Improper Termination With Cause. If the Employer terminates this Agreement and the Employee’s employment hereunder for Cause, but it subsequently is determined by a court of competent jurisdiction, as the case may be, that the Employer did not have Cause for the termination, then for purposes of this Agreement, the Employer’s decision to terminate shall be deemed to have been a termination without Cause, and the Employer shall be obligated to pay the Severance Benefits specified under Section 6(c), and, subject to Section 24 hereof, only that amount.

13.
Arbitration.

(a)
Except as provided in Section 13(b) below, any controversy or dispute arising out of, based upon, or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of, based upon, or relating in any way to the Employee’s employment or association with the Employer, or termination of the same, including, without limiting the generality of the foregoing, any questions regarding whether a particular dispute is arbitrable, and any alleged violation of statute, common law or public policy, including, but not limited to, any state or federal statutory claims, shall be submitted to final and binding arbitration in Orange County, California, in accordance with the JAMS Employment Arbitration Rules and Procedures, before a single neutral arbitrator selected from the JAMS panel, or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, in accordance with its National Rules for the Resolution of Employment Disputes (the arbitrator selected hereunder, the “Arbitrator”). Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, pursuant to California Code of Civil Procedure section 1281.8, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. To the extent permitted by law, the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration will be borne equally by each party. The parties shall each pay their own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court, provided that the Arbitrator may in its discretion award costs to the prevailing party if it determines that to be appropriate.

(b)
Notwithstanding the foregoing, the Employee agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Employee of the covenants set forth in Sections 10, 11, 14 or 15, and that in any event, money damages would be an inadequate remedy for any such breach. Accordingly, if the Employee has breached, breaches, or proposes to breach Sections 10, 11, 14 or 15, the Employer shall be entitled, in addition to all other remedies such party may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the non-breaching party from any court having competent jurisdiction over either party.

(c)
THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL, INCLUDING ANY RIGHTS TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE PROVISION OF SERVICES UNDER THIS AGREEMENT.

14.
Cooperation. Upon the receipt of reasonable notice from the Employer (including from outside counsel to the Employer), the Employee agrees that while employed by the Employer and after the termination of the Employee’s employment for any reason, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Employer, and will provide reasonable assistance to the Employer, its Affiliates and their respective representatives in defense of any claims that may be made against the Employer or its Affiliates, and will assist the Employer and its Affiliates in the prosecution of any claims that may be made by the Employer or its Affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Employer, provided, that with respect to periods after the termination of the Employee’s employment, the Employer shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in providing such assistance and, with respect to any period in which the Employee is required to provide more than ten hours of assistance per week after Employee’s termination of employment but is not receiving severance payments from the Employer or its Affiliates, and is not testifying, the Employer shall pay the Employee a reasonable amount of money for Employee’s services at a reasonable rate agreed to between the Employer and the Employee; and provided further that after the Employee’s termination of employment with the Employer, such assistance shall not unreasonably interfere with the Employee’s business or personal obligations. The Employee agrees to promptly inform the Employer if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Employer or its Affiliates. The Employee also agrees to promptly inform the Employer (to the extent the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Employer or its Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Employer or its Affiliates with respect to such investigation, and shall not do so unless legally required.

15.
Disclosure and Assignment of Inventions and Improvements. Without prejudice to any other duties express or implied imposed on the Employee hereunder it shall be part of the Employee’s normal duties at all times to consider in what manner and by what methods or devices the products, services, processes, equipment or systems of the Employer and any customer or vendor of the Employer might be improved and promptly to give to the Chief Executive Officer of the Employer or Employee’s designee full details of any improvement, invention, research, development, discovery, design, code, model, suggestion or innovation (collectively called “Work Product”), which the Employee (alone or with others) may make, discover, create or conceive in the course of the Employee’s employment. The Employee acknowledges that the Work Product is the property of the Employer. To the extent that any of the Work Product is capable of protection by copyright, the Employee acknowledges that it is created within the scope of the Employee’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, the Employee hereby assigns to the Employer all rights in such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), the Employee hereby assigns to the Employer all right, title, and interest in and to all Inventions. The Employer acknowledges that the assignment in the preceding sentence does not apply to an Invention that the Employee develops entirely on Employee’s own time without using the Employer’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(i)
relate at the time of conception or reduction to practice of the Invention to the Employer’s business, or actual or demonstrably anticipated research or development of the Employer, or

(ii)
result from any work performed by the Employee for the Employer.

Execution of this Agreement constitutes the Employee’s acknowledgment of receipt of written notification of this Section 15 and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Agreement or provision, or any comparable applicable law.

16.
Representations and Warranties; Advice of Counsel.

(a)
The Employee represents and warrants that (i) Employee is under no contractual or other obligation that would prevent Employee from accepting the Employer’s offer of employment as set forth herein, (ii) Employee has the full right, authority and capacity to enter into this Agreement and to perform Employee’s obligations hereunder, (iii) the execution of this Agreement and the performance of Employee’s obligations hereunder will not breach or be in conflict with any other agreement to which the Employee is a party or is bound, and (iv) the Employee is not now subject to, and has not previously violated, any lawful covenants against competition, solicitation, hire or similar covenants, any court order or other legal obligation, or other agreement that would affect the performance of Employee’s obligations hereunder or would otherwise conflict with, prevent or restrict the full performance of Employee’s duties and obligations to the Employer or any of its Affiliates before, during or after the Employment Period. The Employee covenants that Employee does not possess any confidential and/or proprietary business information belonging to any former employer and/or other entity or person, and that Employee will not use any such confidential and/or proprietary business information in connection with Employee’s employment with Employer or any of its Affiliates.

Employee expressly agrees that if Employee violates any prior agreement with any other person and/or entity, Employee is solely responsible for such breach and any consequences thereof.

(b)
Prior to execution of this Agreement, the Employee was advised by the Employer of the Employee’s right to seek independent advice from an attorney of the Employee’s own selection regarding this Agreement. The Employee acknowledges that the Employee has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Employee further represents that in entering into this Agreement, the Employee is not relying on any statements or representations made by any of the directors, officers, employees or agents of the Employer or any of its Affiliates which are not expressly set forth herein, and that the Employee is relying only upon the Employee’s own judgment and any advice provided by the Employee’s attorney.

17.
Entire Agreement. This Agreement is intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by the Employer and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation any term sheet or similar agreement entered into between the Employer or any Affiliate and the Employee). The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

18.
No Other Representations. Except as expressly provided in this Agreement,

(i) no person or entity has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and (ii) this Agreement has not been executed in reliance on any representations or promises not set forth herein. Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to the Employee’s relationship with the Employer or any of its Affiliates or any of their executives or employees, including but not limited to any promises, warranties or representations regarding future employment, compensation, benefits, any entitlement to equity interests in the Employer or any of its Affiliates or regarding the termination of the Employee’s employment. In this regard, the Employee agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of the Employer.

19.
Amendments. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

20.
Severability and Non-Waiver/Survival. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 20, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Employer shall be implied by the Employer’s forbearance or failure to take action. The expiration or termination of the Employment Period and this Agreement shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration or termination.

21.
Successor/Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, executors, administrators, successors, and assigns, provided, however, that the Employee may not assign any or all of Employee’s rights or duties hereunder. The Employee shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Employee’s death by giving written notice thereof. In the event of the Employee’s death or a judicial determination of Employee’s incompetence, references in this Agreement to the Employee shall be deemed, where appropriate, to refer to Employee’s beneficiary, estate or other legal representative.

22.
Voluntary and Knowledgeable Act. The Employee represents and warrants that the Employee has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.

23.
Choice of Law. This Agreement shall be construed and enforced under and be governed as to its validity and effect by the laws of the State of California without regard to the conflict of laws principles thereof.

24.
Attorneys’ Fees. If any dispute between the parties should result in litigation, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable out-of-pocket fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 24: (a) attorneys’ fees include, without limitation, fees incurred in the following: (i) post-judgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examinations; (iv) discovery and (v) bankruptcy litigation, and (b) “prevailing party” means the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

25.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

26.
Notices. Except as otherwise provided for herein, all notices and other communications provided for hereunder shall be in writing (including facsimile communication and electronic mail) and mailed (via registered or certified mail), telecopied or delivered to the party for whom it is intended at the address, telecopier number or e-mail address set forth below or, as to each party, at such other address as designated by that party in a written notice to the other parties. All notices and communications shall be deemed to have been validly served, given or delivered (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending facsimile machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service (or the second business day if sent to an address not in the United States), (iv) if sent by registered or certified mail, three days after deposit thereof in the United States mail, or (v) if sent by electronic mail, one business day after transmission when directed to the appropriate e- mail address (provided that the party giving notice must verify the e-mail address of the recipient prior to transmission):

(a)
if to the Employee, to Employee at Employee’s most recent address in the Employer’s records,

(b)
If to the Employer, to:

Alignment Healthcare USA, LLC

1100 Town & Country Road, Suite 1600 Orange, CA 92868

Facsimile: (844) 320-2247

E-mail: [***]

Attention: Corporate Secretary

with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York, New York 10019-6064 Fax: (212) 757-3990

Email: lwitdorchic@paulweiss.com Attention: Lawrence I. Witdorchic or to such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

27.
Descriptive Headings; Nouns and Pronouns. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

28.
Non-Qualified Deferred Compensation. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the U.S. Internal

Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. For purposes of Section 409A of the Code, each of the payments that may be made hereunder is designated as a separate payment and, for the avoidance of doubt and without limiting the foregoing, the Employee’s right to receive installment payments pursuant to Section 6(c) shall be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The reimbursements under this Agreement are not subject to liquidation or exchange for another benefit, and the amount of expenses reimbursed in one taxable year shall not affect the amount eligible for reimbursement in any other taxable year. Notwithstanding any provision of this Agreement to the contrary, in the event that the Employer determines that any amounts payable hereunder will be immediately taxable to the Employee under Section 409A of the Code and related Department of Treasury guidance, the Employer reserves the right (without any obligation to do so or to indemnify the Employee for failure to do so) to

(a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Employer and/or (b) take such other actions as the Employer determines necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code and related Department of Treasury guidance, or to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date, and avoid the applicable of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from the Employee or any other individual to the Employer or any of its Affiliates, employees or agents. To the extent any amounts under this Agreement are payable by reference to Employee’s “termination of employment,” such term and similar terms shall be deemed to refer to Employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, then if the Employee is a specified employee (within the meaning of Section 409A of the Code) as of the date of Employee’s separation from service, each such payment that is payable upon the Employee’s separation from service and would have been paid prior to the six-month anniversary of Employee’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following the Employee’s separation from service or (ii) the date of the Employee’s death.

[signature page follows]

17

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

ALIGNMENT HEALTHCARE USA, LLC

By: /s/John Kao

Name: John Kao

Title: Chief Executive Officer

/s/ Richard Cross

Richard Cross, individually